BLACK HILLS CORP. REPORTS 34 PERCENT INCREASE IN 2013 FIRST QUARTER ADJUSTED EARNINGS PER SHARE

RAPID CITY, SD — May 2, 2013 — Black Hills Corp. (NYSE: BKH) today announced 2013 first quarter financial results. Income from continuing operations, as adjusted, was $38.4 million, or $0.87 per diluted share, compared with $28.5 million, or $0.65 per diluted share, for the same period in 2012 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“Our strong earnings growth in the first quarter met our expectations,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Adjusted earnings per share increased 34 percent resulting from higher earnings at our electric and gas utilities and lower interest expense. The utilities benefited from customer rate adjustments, the Wyoming construction financing rider and increased demand across most customer classes. A return to more normal weather provided approximately $0.10 per share positive earnings impact compared to the same quarter last year, mostly in the gas utilities. Interest expense was down due to lower outstanding debt.”

“We maintained our focus on operational excellence in the quarter, continuing top tier performance in system reliability, plant availability, customer cost and other key industry metrics,” Emery said.

	Three Months Ended March 31,
(in millions, except per share amounts)	2013	2012
Non-GAAP *:
Income from continuing operations, as adjusted	$38.4	$28.5
Income (loss) from discontinued operations	—	(5.5)
Net income, as adjusted (non-GAAP)	$38.4	$23.0

Earnings per share from continuing operations, as adjusted, diluted	$0.87	$0.65
Earnings (loss) per share, discontinued operations	—	(0.12)
Earnings per share, as adjusted, diluted (non-GAAP)	$0.87	$0.53

GAAP:
Income from continuing operations	$43.2	$35.3
Income (loss) from discontinued operations	—	(5.5)
Net income	$43.2	$29.8

Earnings per share from continuing operations, diluted	$0.97	$0.80
Income (loss) from discontinued operations	—	(0.12)
Earnings per share, diluted	$0.97	$0.68

*	These are Non-GAAP measures. Accompanying schedules for the GAAP to Non-GAAP adjustment reconciliations are provided below.

“We advanced several key strategic initiatives since year-end. Construction commenced in April on the $237 million, 132 megawatt Cheyenne Prairie Generating Station. This project, one of the largest in the company's history, will meet growing demand for Cheyenne Light and replace generating capacity at Black Hills Power that is being closed due to recent U.S. Environmental Protection Agency regulations. Our oil and gas group is drilling the first of two horizontal wells in the Mancos Shale formation in the Piceance Basin. The wells are part of a transaction through which Black Hills will earn up to an additional 20,000 net acres of Mancos Shale leasehold in the Piceance Basin in exchange for drilling and completing the wells,” Emery continued.

Black Hills Corp. highlights, recent regulatory filings and updates, and other events include:

Utilities

•
On April 30, Colorado Electric filed its electric resource plan with the Colorado Public Utilities Commission, addressing its projected resource requirements through 2019. The resource plan identified a 40 megawatt, simple-cycle, natural gas-fired turbine as the replacement capacity for the retirement of the coal-fired, 42 megawatt W.N. Clark power plant, consistent with the requirements of the Colorado Clean Air - Clean Jobs Act. A Certificate of Public Convenience and Necessity was submitted to the commission requesting approval for the new generating capacity. If approved, the plant will be constructed at the Pueblo Airport Generating Station and placed into service in the first quarter of 2017. The resource plan also recommended the retirement of the natural gas-fired Pueblo Units 5 and 6 by Dec. 31, 2013. A Certificate of Public Convenience and Necessity was submitted to the commission seeking approval to retire these plants, which total 29 megawatts and were placed in service in the 1940s.

•
On April 23, Colorado Electric issued a request for proposals for up to 30 megawatts of wind energy delivered to its electric system in southern Colorado. Our Power Generation segment may elect to bid into this request for proposal.

•
On April 8, construction and infrastructure work commenced on the 132 megawatt Cheyenne Prairie Generating Station in Cheyenne, Wyo. Project costs for plant construction and associated transmission are estimated at $222 million, with up to $15 million of construction financing costs, for a total of $237 million. Construction for the new power plant is expected to be completed by the fourth quarter of 2014.

•
The gas utilities segment continued its efforts to acquire small municipal gas distribution systems adjacent to our existing gas utility service territories. We acquired two small systems during the quarter, adding about 500 retail and two high-volume industrial customers.

•
On Dec. 17, 2012, Black Hills Power filed a request with the South Dakota Public Utilities Commission seeking a 9.94 percent, or $13.7 million, increase in annual electric revenue. A public hearing with the commission is expected in the fourth quarter. Interim rates, subject to refund, are scheduled to begin June 16.

•
On Dec. 17, 2012, Black Hills Power filed a request with the South Dakota Public Utilities Commission to use a construction financing rider for Cheyenne Prairie Generating Station in lieu of the traditional allowance for funds used during construction. This rider request will allow Black Hills Power to earn and collect a rate of return during the construction period on its 40 percent share of the total project cost, while also lowering the overall cost of the project to customers. On Jan. 17, the commission approved a stipulation with interim rates effective April 1, subject to refund. A public hearing with the commission is scheduled for Sept. 16-20.

Non-regulated Energy

•
Oil and Gas reported a 27 percent reduction in total volumes sold, reflecting the sale of the Williston Basin oil and gas assets in 2012. Results were aided by a 15 percent increase in average hedged price received for crude oil, offset by an 18 percent decrease in average hedged price received for natural gas.

Corporate

•	Interest expense decreased by about $4.2 million after-tax, or $0.09 per share, due primarily to an approximate $220 million decrease in outstanding debt.

•	On April 22, the company declared a quarterly dividend of $0.38 per share, equivalent to an annual dividend rate of $1.52 per share. The company has increased its dividend for 43 consecutive years.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Net income (loss):
Utilities:
Electric	$12.4	$8.7
Gas	18.5	15.2
Total Utilities Group	30.9	23.9

Non-regulated Energy:
Power generation	5.6	6.9
Coal mining	1.1	1.0
Oil and gas	(0.1)	—
Total Non-regulated Energy Group	6.6	7.9

Corporate and Eliminations (a) (b)	5.7	3.4

Income from continuing operations	43.2	35.3

Income (loss) from discontinued operations, net of tax (b)	—	(5.5)
Net income (loss)	$43.2	$29.8

(a)
Financial results include a $4.8 million net after-tax non-cash mark-to-market gain on certain interest rate swaps for the three months ended March 31, 2013, and a $7.8 million net after-tax non-cash mark-to-market gain on those same interest rate swaps for the three months ended March 31, 2012.

(b)
Certain indirect corporate costs and inter-segment interest expense previously charged to our Energy Marketing segment could not be reclassified to discontinued operations and, accordingly, have been presented within Corporate in the after-tax amount of $1.6 million for the three months ended March 31, 2012.

	Three Months Ended March 31,
	2013	2012
Weighted average common shares outstanding (in thousands):
Basic	44,053	43,731
Diluted	44,312	43,969

Earnings per share:
Basic -
Continuing Operations	$0.98	$0.81
Discontinued Operations	—	(0.13)
Total Basic Earnings Per Share	$0.98	$0.68

Diluted -
Continuing Operations	$0.97	$0.80
Discontinued Operations	—	(0.12)
Total Diluted Earnings Per Share	$0.97	$0.68

DIVIDENDS

On April 22, 2013, the company’s board of directors declared a quarterly dividend on the common stock. Common shareholders of record at the close of business on May 17, 2013, will receive $0.38 per share, equivalent to an annual dividend rate of $1.52 per share, payable on June 1, 2013.

2013 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms expected 2013 earnings from continuing operations, as adjusted, to be in the range of $2.20 to $2.40 per share, based on assumptions listed with our original guidance issued on Nov. 7, 2012.

CONFERENCE CALL AND WEBCAST

Black Hills Corp. will host a live conference call and webcast at 11 a.m. EDT on Friday, May 3, 2013, to discuss the company’s financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at http://www.blackhills.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 800-510-0146 if calling within the United States. International callers can call 617-614-3449. All callers need to enter the pass code 64137040 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, May 17, 2013, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 73117713.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Income (loss) from continuing operations, as adjusted, and Net income (loss), as adjusted, are defined as Income (loss) from continuing operations and Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended March 31,
(In millions, except per share amounts)	2013		2012
(after-tax)	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$43.2	$0.97	$35.3	$0.80
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	(4.8)	(0.11)	(7.8)	(0.18)
Credit facility fee write off	—	—	1.0	0.02
Rounding	—	0.01	—	0.01
Total adjustments	(4.8)	(0.10)	(6.8)	(0.15)

Income (loss) from continuing operations, as adjusted (non-GAAP)	38.4	0.87	28.5	0.65
Income (loss) from discontinued operations, net of tax	—	—	(5.5)	(0.12)
Net income (loss), as adjusted (non-GAAP)	$38.4	$0.87	$23.0	$0.53

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended March 31, 2013, compared to the three months ended March 31, 2012, are discussed below. The following business group and segment information does not include certain intercompany eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated. Prior period information has been revised to reclassify information related to discontinued operations.

Utilities Group

Income from continuing operations for the Utilities Group for the first quarter ended March 31, 2013 was $30.9 million, compared to $23.9 million in 2012.

Electric Utilities

	Three Months Ended March 31,		Variance
	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$90.5	$85.5	$5.0

Operations and maintenance	38.8	39.2	(0.4)
Depreciation and amortization	19.2	18.9	0.3
Operating income	32.5	27.3	5.2

Interest expense, net	(14.4)	(13.2)	(1.2)
Other (income) expense, net	0.3	0.7	(0.4)
Income tax benefit (expense)	(6.0)	(6.0)	—
Income (loss) from continuing operations	$12.4	$8.7	$3.7

	Three Months Ended March 31,
	2013	2012
Operating Statistics:
Retail sales - MWh	1,136,170	1,118,810
Contracted wholesale sales - MWh	103,784	89,048
Off-system sales - MWh	340,532	527,547
Total electric sales - MWh	1,580,486	1,735,405

Total gas sales - Cheyenne Light - Dth	1,945,884	1,787,758

Regulated power plant availability:
Coal-fired plants (a)	96.9%	90.8%
Other plants	98.6%	95.0%
Total availability	97.8%	92.9%

(a)	2012 reflects planned overhauls at Wygen II.

First Quarter 2013 Compared with First Quarter 2012

Gross margin increased primarily due to a $1.6 million increase related to electric rate adjustments, a $0.6 million increase related to gas rate adjustments, $1.3 million from stronger retail and wholesale demand, a $0.6 million increase related to the newly approved Wyoming construction financing rider, an $0.8 million increase in transmission margins primarily as a result of increased pricing, and $0.4 million from increased gas usage as a result of colder weather.

Operations and maintenance decreased primarily due to reduced costs resulting from plant suspensions, the timing of repairs and maintenance costs, partially offset by employee compensation and benefit costs compared to the same period in the prior year.

Interest expense, net increased primarily due to increase in corporate allocations related to debt costs and lower AFUDC as compared to the same period in the prior year.

Income tax benefit (expense): The effective tax rate decreased due to a favorable benefit from research and development tax credits, including the retroactive effect of the full year 2012 estimated benefit.

Gas Utilities

	Three Months Ended March 31,		Variance
	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$75.7	$68.5	$7.2

Operations and maintenance	33.2	31.3	1.9
Depreciation and amortization	6.5	6.2	0.3
Operating income	36.0	31.1	4.9

Interest expense, net	(6.3)	(6.5)	0.2
Other expense (income), net	—	—	—
Income tax (expense)	(11.2)	(9.3)	(1.9)
Income (loss) from continuing operations	$18.5	$15.2	$3.3

	Three Months Ended March 31,
	2013	2012
Operating Statistics:
Total gas sales - Dth	24,450,133	19,689,525
Total transport volumes - Dth	18,826,199	18,050,184

First Quarter 2013 Compared with First Quarter 2012

Gross margin increased primarily due to colder weather than in the same period during the prior year. Heating degree days were 30 percent higher for the three months ended March 31, 2013 compared to the same period in the prior year and 6 percent higher than normal.

Operations and maintenance increased primarily due to an increase in employee compensation and benefit costs and uncollectible accounts receivable compared to the same period in the prior year.

Interest expense, net decreased primarily due to lower debt, partially offset by an increase in corporate allocations related to debt costs.

Non-Regulated Energy Group

Income from continuing operations from the Non-regulated Energy group for the three months ended March 31, 2013 was $6.6 million, compared to $7.9 million for the same period in 2012.

Power Generation

	Three Months Ended March 31,		Variance
	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$20.4	$19.6	$0.8

Operations and maintenance	7.8	7.1	0.7
Depreciation and amortization	1.2	1.1	0.1
Operating income	11.3	11.4	(0.1)

Interest expense, net	(2.7)	(4.7)	2.0
Other (income) expense, net	—	—	—
Income tax benefit (expense)	(3.0)	0.3	(3.3)
Income (loss) from continuing operations	$5.6	$6.9	$(1.3)

	Three Months Ended March 31,
	2013	2012
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	100.0%	100.0%
Gas-fired plants	98.6%	99.6%
Total availability	98.9%	99.7%

First Quarter 2013 Compared with First Quarter 2012

Revenue increased due to an increase in megawatt hours delivered at a higher price.

Operations and maintenance increased primarily due to increased repairs and maintenance costs and employee compensation and benefit costs.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased due to lower debt balances at lower interest rates partially offset by an increase in corporate allocations related to debt costs.

Income tax benefit (expense): The effective tax rate increased compared to the same period in the prior year primarily due to a favorable state tax true-up in 2012.

Coal Mining

	Three Months Ended March 31,		Variance
	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$13.6	$15.0	$(1.4)

Operations and maintenance	10.2	11.5	(1.3)
Depreciation, depletion and amortization	2.9	3.7	(0.8)
Operating income (loss)	0.6	(0.2)	0.8

Interest (expense) income, net	(0.1)	0.8	(0.9)
Other income (expense)	0.6	0.9	(0.3)
Income tax benefit (expense)	—	(0.5)	0.5
Income (loss) from continuing operations	$1.1	$1.0	$0.1

	Three Months Ended March 31,
	2013	2012
Operating Statistics:	(in thousands)
Tons of coal sold	1,053	1,103

Cubic yards of overburden moved	1,059	2,642

First Quarter 2013 Compared with First Quarter 2012

Revenue decreased primarily due to lower average price per ton and lower tons sold as a result of customer power plant suspensions and outages. Approximately 50 percent of our coal production is sold under contracts that include price adjustments based on actual mining costs. Our mining costs have trended down due to lower operating costs, thereby decreasing our price per ton for these customers. Most of our remaining production is sold under contracts where the sales price escalates periodically based on published indices.

Operations and maintenance decreased primarily from mining in areas with lower overburden due to a revised mine plan, including decreased fuel costs and headcount reductions.

Depreciation, depletion and amortization decreased primarily due to lower depreciation of mine reclamation asset retirement costs.

Interest (expense) income, net reflects decreased interest income primarily due to a decrease in an inter-company notes receivable upon payment of a dividend to our parent.

Income tax benefit (expense): The effective tax rate decreased primarily due to the impact of percentage depletion and a net favorable benefit from research and development credits, including the retroactive effect of the full year 2012 estimated benefit.

Oil and Gas

	Three Months Ended March 31,		Variance
	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$15.3	$21.6	$(6.3)

Operations and maintenance	10.3	10.8	(0.5)
Depreciation, depletion and amortization	5.4	9.3	(3.9)
Operating income	(0.3)	1.5	(1.8)

Interest income (expense), net	0.1	(1.6)	1.7
Other (income) expense	(0.1)	—	(0.1)
Income tax benefit (expense), net	0.2	0.1	0.1
Income (loss) from continuing operations	$(0.1)	$—	$(0.1)

	Three Months Ended March 31,		Percentage Increase
	2013	2012	(Decrease)
Operating Statistics:
Bbls of crude oil sold	96,803	145,477	(33)%
Mcf of natural gas sold	1,732,950	2,388,475	(27)%
Gallons of NGL sold	945,814	814,585	16%
Mcf equivalent sales	2,448,884	3,377,706	(27)%

Depletion expense/Mcfe	$1.78	$2.47	(28)%

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$89.73	$2.96	$0.94	$77.99	$3.61	$0.95

Average well-head price	$87.78	$1.87		$83.89	$1.70

First Quarter 2013 Compared with First Quarter 2012

Revenue decreased primarily due to a 27 percent decrease in volumes sold as a result of our Williston Basin asset sale in 2012, a natural production decline in our Mancos formation wells and an 18 percent decrease in the average price received for natural gas sold, partially offset by a 15 percent increase in the average price received for crude oil sold.

Operations and maintenance costs decreased primarily due to lower non-operated costs and lower production and ad valorem taxes on lower revenues.

Depreciation, depletion and amortization decreased primarily due to a lower depletion rate per Mcfe and lower volumes. The decreased depletion rate is primarily driven by the sale of our Williston Basin assets in 2012.

Interest income (expense), net reflects lower interest expense primarily due to decreased debt as a result of proceeds from the 2012 sale of the Williston Basin assets.

Income tax (expense) benefit: Each period presented reflects a tax benefit that was favorably impacted by the tax effect of essentially the same amount of estimated percentage depletion deduction.

Corporate Activities

First Quarter 2013 Compared with First Quarter 2012

Income from continuing operations for Corporate activity was $5.7 million for the three months ended March 31, 2013 compared to income from continuing operations of $3.4 million for the three months ended March 31, 2012. The variance from the prior year was primarily due to market interest rate changes impacting unrealized, non-cash mark-to-market gains on certain interest rate swaps; the allocation of debt related costs included in Corporate activities for the three months ended March 31, 2012 now allocated to our segments for the three months ended March 31, 2013 in order to better align the capital structure of our operating segments; and costs originally allocated to our Energy Marketing segment, which could not be reclassified to discontinued operations in accordance with GAAP, which were included in Corporate activities for the three months ended March 31, 2012.

Discontinued Operations

First Quarter 2013 Compared with First Quarter 2012

On Feb. 29, 2012, the company sold the outstanding stock of Enserco Energy Inc., our Energy Marketing segment, which resulted in this segment being reported as discontinued operations. For comparative purposes, all prior results of our Energy Marketing segment have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

Loss from discontinued operations net of tax, for the three months ended March 31, 2012, was $5.5 million relating to additional operating costs to discontinue the operations, including an after-tax loss on sale of $1.6 million including transaction related costs, net of tax benefit, of $2.2 million.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 769,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, and produce natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2013 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2012 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, fuel, transmission and purchased power and the timing in which the new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Consolidating Income Statement
Three Months Ended March 31, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.5	$199.8	$1.0	$6.0	$15.3	$—	$—	$—	$—	$380.7
Intercompany revenue	4.1	—	19.3	7.6	—	57.2	—	0.4	(88.7)	—
Fuel, purchased power and cost of gas sold	72.1	124.1	—	—	—	—	0.9	—	(28.9)	168.2
Gross Margin	90.5	75.7	20.4	13.6	15.3	57.1	(0.9)	0.4	(59.7)	212.5

Operations and maintenance	38.8	33.2	7.8	10.2	10.3	50.7	—	—	(53.1)	97.9
Depreciation, depletion and amortization	19.2	6.5	1.2	2.9	5.4	3.0	(3.3)	2.9	(3.0)	34.8
Operating income	32.5	36.0	11.3	0.6	(0.3)	3.5	2.4	(2.5)	(3.7)	79.8

Interest expense	(15.5)	(6.8)	(2.9)	(0.1)	(0.4)	(21.1)	—	—	23.4	(23.4)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	7.5	—	—	—	7.5
Interest income	1.1	0.5	0.2	—	0.4	17.5	—	—	(19.4)	0.4
Other income (expense)	0.3	—	—	0.6	(0.1)	23.1	—	—	(23.4)	0.5
Income tax benefit (expense)	(6.0)	(11.2)	(3.0)	—	0.2	(1.6)	(0.9)	0.9	—	(21.6)
Income (loss) from continuing operations	$12.4	$18.5	$5.6	$1.1	$(0.1)	$28.8	$1.5	$(1.6)	$(23.1)	$43.2

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended March 31, 2012	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate (b)	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$156.1	$180.5	$1.2	$6.4	$21.6	$—	$—	$—	$—	$365.9
Intercompany revenue	3.0	—	18.4	8.6	—	51.7	—	0.4	(82.2)	—
Fuel, purchased power and cost of gas sold	73.7	112.0	—	—	—	—	0.8	—	(29.3)	157.2
Gross margin	85.5	68.5	19.6	15.0	21.6	51.7	(0.8)	0.4	(52.8)	208.7

Operations and maintenance	39.2	31.3	7.1	11.5	10.8	47.1	—	—	(47.0)	100.1
Depreciation, depletion and amortization	18.9	6.2	1.1	3.7	9.3	2.6	(3.3)	2.6	(2.6)	38.6
Operating income	27.3	31.1	11.4	(0.2)	1.5	2.0	2.5	(2.2)	(3.3)	70.0

Interest expense	(16.5)	(7.7)	(5.0)	—	(1.6)	(23.0)	—	—	24.5	(29.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	12.0	—	—	—	12.0
Interest income	3.3	1.1	0.2	0.8	—	16.3	—	—	(21.3)	0.4
Other income (expense)	0.7	—	—	0.9	—	14.4	—	—	(14.3)	1.7
Income tax benefit (expense)	(6.0)	(9.3)	0.3	(0.5)	0.1	(4.1)	(0.9)	0.8	—	(19.7)
Income (loss) from continuing operations	$8.7	$15.2	$6.9	$1.0	$—	$17.6	$1.6	$(1.4)	$(14.4)	$35.3

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)
Certain direct corporate costs and inter-segment interest expense previously allocated to our Energy Marketing segment were not reclassified to discontinued operations but included in the Corporate activities.

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